EXHIBIT 11

STATEMENT REGARDING COMPUTATION

OF PER SHARE EARNINGS

		SHARES
Basic Shares outstanding at June 30, 2003		1,846,697

Net (loss) after tax	$(665,402)	= $(.36) per share
Basic Shares outstanding	1,846,697
Diluted Shares outstanding at June 30, 2003		1,915,182

Net (loss) after tax	$(665,402)	= $(.35) per share
Diluted Shares outstanding	1,915,182

Note:	Basic earnings per share is computed as earnings divided by weighted average basic shares outstanding. When a loss occurs, Diluted (loss) per share and Basic (loss) per share are the same.